Exhibit 10.3

HELIX TCS, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Right of First Refusal and Co-Sale Agreement (this “Agreement”) is made and entered into as of May 17, 2017, by and among Helix TCS, Inc., a Delaware corporation (the “Company”), those certain holders of the Company’s Series A Preferred and Common Stock listed on Exhibit A attached hereto (the “Key Holders”) and the persons and entities listed on Exhibit B attached hereto (the “Investors”).

Recitals

Whereas, the Key Holders (or their affiliates) are beneficial owners of shares of the Company’s Common Stock; and

Whereas, certain of the Key Holders hold shares of the Company’s Series A Preferred Stock (the “Series A Preferred”); and

WHEREAS, one of the Investors, RSF4, LLC, a Delaware limited liability company (“Rose Capital”), concurrent with the execution of this Agreement, is purchasing shares of the Company’s Series B Preferred Stock (the “Series B Preferred”, together with the Series A Preferred, the “Preferred”) pursuant to that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), by and among the Company and Rose Capital; and

WHEREAS, the Company, the Key Holders and Rose Capital desire to enter into this Agreement to provide Rose Capital with the rights and privileges set forth herein.

Agreement

Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1.	Definitions.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the following meanings:

1.1          “Charter” means the Company’s Certificate of Incorporation as it may be amended and restated from time to time as permitted thereby.

1.2          “Common Stock” means shares of the Company’s common stock, par value $0.001 per share, including shares issued or issuable upon conversion of the Company’s outstanding Preferred or exercise of any option, warrant or other security or right of any kind convertible into or exchangeable for such common stock.

1.3          “Investor Stock” means the shares of Common Stock now owned or subsequently acquired by the Investors whether or not such securities are only registered in an Investor’s name or beneficially or otherwise legally owned by such Investor.

1.4          “Key Holder Stock” means shares of Preferred and Common Stock now owned or subsequently acquired by the Key Holders by gift, purchase, dividend, option exercise or any other means whether or not such securities are registered in a Key Holder’s name or beneficially or legally owned by such Key Holder, including any interest of a spouse in any of the Key Holder Stock, whether that interest is asserted pursuant to marital property laws or otherwise. The number of shares of Key Holder Stock owned by the Key Holders as of the date hereof are set forth on Exhibit A, which Exhibit may be amended from time to time by the Company to reflect changes in the number of shares owned by the Key Holders, but the failure to so amend shall have no effect on such Key Holder Stock being subject to this Agreement.

1.5          “Major Investor” means an Investor that holds not less than five percent (5%) of the outstanding shares of the Preferred (or an equivalent amount of Common Stock issued upon conversion of the Preferred).

1.6          “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Key Holder Stock.

2.	Transfers by a Key Holder.

2.1          Notice of Transfer. If a Key Holder proposes to Transfer any shares of Key Holder Stock, the Key Holder shall promptly give written notice (the “Notice”) simultaneously to the Company and to each of the Major Investors at least thirty (30) days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Key Holder Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee, and will include any term sheet, letter of intent, or similar documentation between the applicable Key Holder and the prospective purchaser or transferee with respect to the proposed transaction. In the event that the Transfer is being made pursuant to the provisions of Section 3.1 hereof, the Notice shall state under which clause of such Section the Key Holder proposes to make such Transfer.

2.2          Major Investor Right of First Refusal.

(a)         For a period of thirty (30) days following receipt of any Notice described in Section 2.1, each Major Investor shall have the right, exercisable upon written notice to the Key Holder to purchase its pro rata share of the Key Holder Stock subject to the Notice and on the same terms and conditions as set forth therein. Except as set forth in Section 2.2(c), the Major Investors who so exercise their rights (the “Participating Major Investors”) shall effect the purchase of the Key Holder Stock, including payment of the purchase price, by the later of (i) the date specified in the Notice as the intended date of the Transfer and (ii) sixty (60) days after delivery of the Notice, and at such time the Key Holder shall deliver to the Participating Major Investors the certificate(s) representing the Key Holder Stock to be purchased by the Participating Major Investors, each certificate to be properly endorsed for transfer.

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(b)         Each Major Investor’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of Key Holder Stock covered by the Notice, and (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by the Participating Major Investor at the time of the Transfer and the denominator of which is the total number of shares of Common Stock owned by all of the Major Investors at the time of the Transfer.

(c)         In the event that not all of the Major Investors elect to purchase their pro rata share of the Key Holder Stock available pursuant to their rights under Section 2.2(a) within the time period set forth therein, then the Key Holder shall promptly give written notice to each of the Participating Major Investors the (the “Overallotment Notice”), which shall set forth the number of shares of Key Holder Stock not purchased by the other Major Investors, and shall offer such Participating Major Investors the right to acquire such unsubscribed shares. The Participating Major Investors shall have five (5) days after receipt of the Overallotment Notice to deliver a written notice to the Key Holder of their respective election to purchase their respective pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Notice. For purposes of this Section 2.2(c) the denominator described in clause (ii) of subsection 2.2(b) above shall be the total number of shares of Common Stock owned by all Participating Major Investors at the time of Transfer. The Participating Major Investors shall then effect the purchase of the Key Holder Stock, including payment of the purchase price, by the later of (i) the date specified in the Notice as the intended date of the Transfer and (ii) thirty (30) days after delivery of the Notice, and at such time, the Key Holder shall deliver to the Participating Major Investors the certificates representing the Key Holder Stock to be purchased by the Participating Major Investors, each certificate to be properly endorsed for transfer.

2.3          Company Right of First Refusal. In the event that the Major Investors do not elect to purchase all of the Key Holder Stock available pursuant to their rights under Section 2.2, within the periods set forth therein, the Key Holder shall promptly give written notice (the “Second Notice”) to the Company, which shall set forth the number of shares of Key Holder Stock not purchased by the Major Investors, and which shall include the terms of Notice set forth in Section 2.1. The Company shall then have the right, exercisable upon written notice to the Key Holder within ten (10) days after the receipt of the Second Notice, to purchase all or a portion of the Key Holder Stock subject to the Second Notice on the same terms and conditions as set forth therein. The Company shall effect the purchase of the Key Holder Stock, including payment of the purchase price, by the later of (i) the date specified in the Second Notice as the intended date of the Transfer or (ii) thirty (30) days after delivery of the Second Notice, and at such time the Key Holder shall deliver to the Company the certificate(s) representing the Key Holder Stock to be purchased by the Company, each certificate to be properly endorsed for transfer. The Key Holder Stock so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of Common Stock.

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2.4          Right of Co-Sale.

(a)         In the event the Major Investors and the Company fail to exercise their respective rights to purchase all of the Key Holder Stock subject to Sections 2.2 and 2.3 hereof, following the exercise or expiration of the rights of purchase set forth in Section 2.3, then the Key Holder shall first deliver to the Company and each Major Investor written notice (the “Co-Sale Notice”) that each Major Investor shall have the right, exercisable upon written notice to such Key Holder with a copy to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Transfer of Key Holder Stock on the same terms and conditions. Such notice shall indicate the number of shares of Investor Stock up to that number of shares determined under Section 2.4(b) such Major Investor wishes to sell under his or her right to participate. To the extent one or more of the Major Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Key Holder Stock that such Key Holder may sell in the transaction shall be correspondingly reduced.

(b)         Each Major Investor shall have the right to sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Key Holder Stock covered by the Co-Sale Notice and not purchased by the Major Investors or the Company pursuant to Sections 2.2 or 2.3 by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned (or deemed to be owned upon conversion of the Preferred) by such Major Investor at the time of the Transfer and the denominator of which is the total number of shares of Common Stock owned (or deemed to be owned upon conversion of the Preferred) by such Key Holder (excluding shares purchased by the Major Investors or the Company pursuant to Sections 2.2 or 2.3) and the Major Investors at the time of the Transfer. If not all of the Major Investors elect to sell their shares of capital stock proposed to be transferred within said fifteen (15) day period, then the Key Holder shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the additional right to participate in the sale of such additional shares of Key Holder Stock proposed to be transferred on the same percentage basis as set forth above in this subsection 2.4(b). The Major Investors shall have five (5) days after receipt of such notice to notify the Key Holder in writing with a copy to the Company of their respective election to sell all or a portion thereof of the unsubscribed shares.

(c)         Each Major Investor who elects to participate in the Transfer pursuant to this Section 2.4 (a “Co-Sale Participant”) shall effect its participation in the Transfer by promptly delivering to such Key Holder, for transfer to the prospective purchaser, one or more certificates, properly endorsed for transfer, which represent:

(i)        the type and number of shares of Common Stock which such Co-Sale Participant elects to sell; or

(ii)       that number of shares of the Preferred which is at such time convertible into the number of shares of Common Stock which such Co-Sale Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of the Preferred in lieu of Common Stock, such Co-Sale Participant shall convert such Preferred into Common Stock and deliver Common Stock as provided in Section 2.4(c)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

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(d)         The stock certificate or certificates that the Co-Sale Participant delivers to such Key Holder pursuant to Section 2.4(c) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Key Holder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Key Holder shall not sell to such prospective purchaser or purchasers any Key Holder Stock unless and until, simultaneously with such sale, such Key Holder shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e)         The exercise or non-exercise of the rights of the Major Investors hereunder to participate in one or more Transfers of Key Holder Stock made by such Key Holder shall not adversely affect their rights to participate in subsequent Transfers of Key Holder Stock subject to Section 2.

(f)          To the extent that the Major Investors do not elect to participate in the sale of the Key Holder Stock subject to the Co-Sale Notice, such Key Holder may, not later than ninety (90) days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the Transfer of such Key Holder Stock covered by the Co-Sale Notice within thirty (30) days of such agreement on terms and conditions not more materially favorable to the transferor than those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the Key Holder Stock by a Key Holder, shall again be subject to the first refusal and co-sale rights of the Major Investors and/or the Company and shall require compliance by a Key Holder with the procedures described in this Section 2.

3.	Exempt Transfers.

3.1          Registered Stock; Estate Planning; Equity Owners. Notwithstanding the foregoing, the provisions of Section 2 shall not apply to (a) the sale of any Key Holder Stock to the public pursuant to a registration statement (each, a “Registration Statement Sale”) filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or (b) to any Transfer (i) that is a conveyance in trust, gift or devise or descent of any Common Stock by a Key Holder to any family member, without consideration and for estate planning purposes, (ii) to any person occurring as a matter of law upon the death or declaration of incompetence of a Key Holder so long as the transferee agrees in writing to be bound by this Agreement as though an original Key Holder party hereto, (iii) to the Company, (iv) by merger or share exchange or an exchange of existing shares for other shares of the same or a different class or series in the Company, or (v) to any equity owner (partner, shareholder, member or the like) of any Key Holder that is an “accredited investor”, as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.

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3.2          No Transfers to Bad Actors3.3. Notwithstanding the foregoing Section 3.1, each Key Holder agrees not to make any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) if the proposed transferee or, to the transferee’s knowledge, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed to be beneficial owner of twenty percent (20%) or more of such securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Bad Actor Disqualifications”), except for Bad Actor Disqualifications covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer or disposition, in writing in reasonable detail to the Company; provided that the provisions of this Section 3.2 shall not apply to any sale or other disposition pursuant to a Registration Statement Sale or to any sale or other disposition to a beneficial owner of the Company’s Preferred or Common Stock prior to the date of such sale or other disposition.

3.3          Existing Rights. This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Key Holder pursuant to (a) a stock restriction agreement or other agreement between the Company and the Key Holder and (b) any right of first refusal set forth in the bylaws of the Company or in any incentive stock option, restricted stock or other incentive plan or agreement adopted by the Company for the benefit of its employees, non-employee directors, contractors and consultants.

4.	Prohibited Transfers.

4.1          Call Option. In the event a Key Holder shall Transfer any Key Holder Stock in contravention of the first refusal rights of the Major Investors under Section 2.2 hereof or the Company under Section 2.3 hereof (a “Prohibited Transaction”), the Major Investors, first, but only with respect to Transfers in contravention of Section 2.2, and the Company, second, shall have the option to purchase from the pledgee, purchaser or transferee of the Key Holder Stock transferred in contravention of Section 2.2 or Section 2.3, as applicable, the number of shares that the Major Investors or the Company, as applicable, would have been entitled to purchase had such Prohibited Transaction been effected in accordance with Section 2.2 or Section 2.3, on the following terms and conditions:

(a)         The price per share at which the shares are to be purchased by the Major Investors or the Company, as the case may be, shall be equal to the price per share paid to such Key Holder by the third party purchaser or purchasers of such Key Holder Stock that is subject to the Prohibited Transaction; and

(b)         The Key Holder effecting such Prohibited Transaction shall reimburse the Major Investors and the Company for any expenses, including legal fees and expenses, incurred in effecting such purchase.

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4.2          Put Option. In the event a Key Holder shall Transfer any Key Holder Stock in contravention of the co-sale rights of the Major Investors under Section 2.4 hereof (a “Prohibited Transfer”), each Major Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the right to sell to such Key Holder the type and number of shares of Common Stock equal to the number of shares each Major Investor would have been entitled to transfer to the purchaser under Section 2.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(a)         The price per share at which the shares are to be sold to the Key Holder shall be equal to the price per share paid by the purchaser to such Key Holder in such Prohibited Transfer. The Key Holder shall also reimburse each Major Investor for any and all fees and expenses, including legal fees and expenses, incurred in connection with the exercise or the attempted exercise of the Major Investor’s rights under Section 2.4 hereof.

(b)         Within ninety (90) days after the date on which a Major Investor received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Major Investor shall, if exercising the option created hereby, deliver to the Key Holder the certificate or certificates representing the shares to be sold, each certificate to be properly endorsed for transfer.

(c)         Such Key Holder shall, upon receipt of the certificate or certificates for the shares to be sold by a Major Investor, pursuant to this Section 4.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(a), in cash or by other means acceptable to the Major Investor.

(d)         Notwithstanding the foregoing, any attempt by a Key Holder to Transfer Key Holder Stock in violation of Section 2 hereof shall be voidable at the option of a majority in interest of the Major Investors if a majority in interest of the Major Investors do not elect to exercise the put option set forth in this Section 4.2, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Major Investors.

5.	Legend.

5.1          Text. Each certificate representing shares of Key Holder Stock (including, without limitation, such shares of Key Holder Stock issued to any person in connection with a Transfer pursuant to Section 3.1 hereof) shall be stamped or otherwise imprinted with the following restrictive legend (the “Legend”):

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

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5.2          Restrictions and Removal. During the term of this Agreement, the Company shall not remove, and shall not permit to be removed (upon registration of transfer, re-issuance of otherwise), the Legend from any such certificate and shall place or cause to be placed the Legend on any new certificate issued to represent Key Holder Stock theretofore represented by a certificate carrying the Legend. The Key Holders agree that the Company shall instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the Legend to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The Legend shall be removed upon termination of this Agreement.

6.	Miscellaneous.

6.1          Conditions to Exercise of Rights. Exercise of the Investors’ rights under this Agreement shall be subject to and conditioned upon, and the Key Holders and the Company shall use their best efforts to assist each Investor in, compliance with applicable laws.

6.2          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware located in Wilmington and the United States District Court for the District of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

6.3          Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company, (ii) as to the Major Investors, by a majority in interest of the Major Investors, and their assignees pursuant to Section 6.4 hereof, and (iii) as to the Key Holders, by a majority in interest of the Key Holders; provided, that no consent of any Key Holder shall be necessary for any amendment and/or restatement which includes additional holders of the Preferred or other preferred stock of the Company as “Investors” and parties hereto. Any amendment or waiver effected in accordance with clauses (i), (ii) and (iii) of this Section 6.3 shall be binding upon each Investor their successors and assigns, the Company and the Key Holders.

6.4          Binding Effect. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

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6.5          Term. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a)         the date of the closing of a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act;

(b)         the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction; provided, however, that this Section 6.5(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company; or

(c)         the date as of which the parties hereto terminate this Agreement by written consent of the Company, a majority in interest of the Major Investors and a majority in interest of the Key Holders.

6.6          Ownership. The Key Holders represent and warrant that each is the sole legal and beneficial owner of those shares of Key Holder Stock he or she currently holds subject to the Agreement and that no other person has any interest (other than a community property interest) in such shares.

6.7          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the Exhibits hereto, or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

6.8          Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.9          Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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6.10        Entire Agreement. This Agreement, together with (i) that certain Investor Rights Agreement by and among the Company and the Investors dated as of the date hereof; (ii) that certain Voting Agreement by and among the Company, the Key Holders (as defined therein) and the Investors dated as of the date hereof; and (iii) only as to Rose Capital, that certain Series B Preferred Stock Purchase Agreement of even date herewith constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.11        Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of the Preferred, any purchaser of such shares of the Preferred may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

6.12        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures or via .pdf signature.

Signatures on the Following Pages

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This Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written.

THE COMPANY:

Helix TCS, Inc.

By:
Name:	Zachary L. Venegas
Its:	Chief Executive Officer

KEY HOLDERS:

Helix Opportunities, LLC

By:
Name:	Zachary L. Venegas
Its:	Chief Executive Officer

ROSE CAPITAL:

RSF4, LLC

By:

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Right of First Refusal and Co-Sale Agreement of Helix TCS, Inc.